UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2004

CENTENE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-3395	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7711 Carondelet Avenue, Suite 800 St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 725-4477

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 8, 2004, we entered into an executive employment agreement with Michael F. Neidorff, our chairman, president and chief executive officer. This agreement is filed as Exhibit 10.1 hereto. The term of the agreement extends until November 8, 2014. Mr. Neidorff will receive an annual base salary of $650,000, subject to annual review by our board of directors, with an annual target bonus of 125% of base salary and a maximum annual bonus of 200% of base salary. The agreement also awards Mr. Neidorff 500,000 restricted stock units (subject to adjustment for any stock split, recapitalization, reorganization or other similar change in capitalization) payable in shares of our common stock. 300,000 of the 500,000 restricted stock units vest in full on November 8, 2009 and 200,000 of the 500,000 restricted stock units vest 20% on each of November 8, 2010, 2011, 2012, 2013 and 2014. Subject to such vesting, the restricted stock units and all of the related shares of common stock shall be distributed to Mr. Neidorff on the later of January 15th of the first calendar year following termination of Mr. Neidorff’s employment or the date which is six months after Mr. Neidorff’s “separation of service” as defined in the Internal Revenue Code.

Mr. Neidorff’s employment may be terminated by either party for permanent disability, by us for cause or by Mr. Neidorff for good reason. If Mr. Neidorff is terminated by us without cause or if he terminates for good reason he is entitled to receive, among other things: (a) any base salary earned or vacation or bonus accrued through the date of termination, (b) lifetime medical insurance for him and his eligible dependents, (c) lifetime life insurance coverage payable to his beneficiaries, (d) his target bonus for the year of termination, prorated to the date of termination, (e) continuation of salary and bonus (based on then-current base salary and maximum target bonus) for a period of 36 months or the termination of the agreement, whichever is shorter (but not less than six months), (f) full acceleration of any unexercised stock options or other equity awards held by him, (g) full acceleration of 250,000 of the 300,000 restricted stock units awarded pursuant to the agreement and (h) full acceleration of all unvested restricted stock units awarded pursuant to the agreement if, as of the date of termination, our average earnings per share for the immediately preceding two completed fiscal years was at least $1.60. If Mr. Neidorff’s employment is terminated for death or disability he is entitled to receive, among other things: (a) lifetime medical insurance for him and his eligible dependents, (b) lifetime life insurance coverage payable to his beneficiaries (in the event of disability only), (c) his target bonus for the year of termination, prorated to the date of termination, (d) full acceleration of any unexercised stock options or other equity awards held by him and (e) full acceleration of any unvested restricted stock units awarded pursuant to the agreement.

Upon a specified change in control event during the term of the agreement or the six-month period immediately preceding the expiration of the term of the agreement, any unvested restricted stock units awarded pursuant to the agreement, and any unexercised stock options or other equity awards held by Mr. Neidorff, will vest in full.

Additionally, the agreement provides for the indemnification of Mr. Neidorff in certain circumstances and that Mr. Neidorff will not compete with us or solicit any of our employees during the term of his employment and for 12-months thereafter.

Item 8.01. Other Events

On October 26, 2004, our board of directors designated James D. Donovan, Jr., our Senior Vice President of New Product Development, as a Section 16 Officer. On September 24, 2004 we entered into an Executive Employment Agreement with Mr. Donovan. This agreement is filed as Exhibit 10.2 hereto. Mr. Donovan has agreed not to disclose confidential information about our business, and has also agreed not to compete with us during the term of his employment and for 12 months thereafter. Mr. Donovan’s employment may be terminated by us for cause or permanent disability. If we terminate Mr. Donovan without cause, he will be entitled to receive

52 weeks salary continuation and COBRA coverage for 12 months. If, within 24 months after a specified change in control, Mr. Donovan is involuntarily terminated or voluntarily resigns due to a reduction in his compensation, a material adverse change in his position with us or the nature of scope of his duties or a request that he relocate outside of the St. Louis metropolitan area, he will be entitled to receive one year’s salary, either in a lump sum or as salary continuance, at his option, COBRA coverage for 12 months and the use of an outplacement service.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date: November 8, 2004	By:	/s/ Michael F. Neidorff
Michael F. Neidorff Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Employment Agreement, dated as of November 8, 2004, by and between Centene Corporation and Michael F. Neidorff.

10.2	Executive Employment Agreement, dated as of September 24, 2004, by and between Centene Corporation and James D. Donovan, Jr.